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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
[_] Form 3 Holdings Reported
[_] Form 4 Transactions Reported


(Print or Type Responses)
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1.  Name and Address of Reporting Person*

         Conn                       Michael                           R.
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        (Last)                      (First)                        (Middle)


                               1075 First Avenue
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                                   (Street)

                          King of Prussia, PA 19406
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    Global Sports, Inc. (GSPT)

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3.  IRS or Social Security Number of Reporting Person
    (Voluntary)


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4.  Statement for Month/Year

    December 30, 2000

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5.  If Amendment, Date of Original

    (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (check all applicable)

    [_]             [X] Officer             [_] 10% Owner    [_] Other
                     -  (give title below)                       (specify below)

                  Senior Vice President, Strategic Development
                  --------------------------------------------
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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X] Form Filed by One Reporting Person

    [_] Form filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Ownership 7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          Form:        of Indirect
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Direct       Beneficial
                                (Month/      (Instr. 8)                                 Owned at            (D) or       Ownership
                                Day/                                                    end of              Indirect     (Instr. 4)
                                Year)                                                   Issuer's            (I)
                                                                 (A) or                 Fiscal Year         (Instr. 4)
                                                        Amount   (D)      Price         (Instr. 3 and 4)
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

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

* If form is filed by more than one reporting person, see instruction 4(b)(v).

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FORM 5 (continued)
 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conversion       3. Transaction      4. Transaction         5. Number of Derivative
    Security (Instr. 3)               or Exercise         Date (Month/        Code (Instr. 8)        Securities Acquired (A)
                                      Price of            Day/Year)                                  or Disposed of (D)
                                      Derivative                                                     (Instr. 3, 4 and 5)
                                      Security
                                                                                                   --------------------------
                                                                                                         (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Option to Purchase                    $4.313            5/30/00                   A                   70,000
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
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6. Date Exercisable    7. Title and Amount of            8. Price of      9. Number of         10. Ownership of   11. Nature of
   and Expiration         Underlying Securities             Derivative       Derivative            Derivative         Indirect
   Date (Month/Day/       (Instr. 3 and 4)                  Security         Securities            Security:          Beneficial
   Year)                                                    (Instr. 5)       Beneficially          Direct (D) or      Ownership
                                                                             Owned at End          Indirect (1)       (Instr. 4)
                                                                             of Year               (Instr. 4)
                                                                             (Instr. 4)
 --------------------------------------------
 Date          Expiration           Amount or
 Exercisable   Date         Title   Number of
                                    Shares
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

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5/30/01 (1)  5/30/10        Common     70,000                                                         D
                            Stock
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

Explanation of Responses:

(1) Equity Incentive Plan option which was granted on May 30, 2000, becomes exercisable as follows: 17,500 shares on the first anniversary date of grant, 1,459 shares upon the same day of each of the next 35 months thereafter and 1,435 shares on the same day of the 36/th/ month thereafter.

             /s/ Michael R. Conn                  February 9, 2001
       --------------------------------           ----------------
       **Signature of Reporting Person                   Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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